Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-22349, 333-31219 and 333-125025) of Firearms Training Systems, Inc. of our report dated June 21, 2006, relating to the financial statements and financial statement schedule as of and for the year ended March 31, 2006, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia

June 21, 2006